Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-275914 and 333-262674) of our report dated March 19, 2024 relating to the consolidated financial statements of Ponce Financial Group, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Mazars USA LLP

New York, NY

March 13, 2025